Exhibit 99.1

Swiftmerge Acquisition Corp. Announces Pricing of $200 Million Initial Public Offering

WEST VANCOUVER, British Columbia—(BUSINESS WIRE)—Swiftmerge Acquisition Corp. (the “Company”), a newly incorporated blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses, today announced the pricing of its initial public offering of 20,000,000 units at a price of $10.00 per unit. The units are expected to be listed on the Nasdaq Global Market (the “Nasdaq”) and trade under the ticker symbol “IVCPU” beginning December 15, 2021. Each unit consists of one Class A ordinary share and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. Only whole warrants are exercisable. Once the securities comprising the units begin separate trading, the Company expects that the Class A ordinary shares and redeemable warrants will be listed on Nasdaq under the symbols “IVCP” and “IVCPW,” respectively.

The Company is sponsored by Swiftmerge Holdings, LP, an affiliate of IVEST Consumer Partners LLC (“IVEST”). The Company will be led by IVEST management team members George Jones, John “Sam” Bremner, Christopher J. Munyan and Aston Loch. While the Company may pursue an initial business combination target in any industry, it currently intends to pursue opportunities targeting disruptive consumer companies utilizing technology and the internet to evolve the way that consumers interact with the market.

BofA Securities is acting as sole book-running manager and sole underwriter for the offering. The Company has granted the underwriter a 45-day option to purchase up to an additional 3,000,000 units at the initial public offering price to cover over-allotments, if any.

The offering is expected to close on December 17, 2021, subject to customary closing conditions.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from BofA Securities, Attn: Prospectus Department, NC1-004-03-43, 200 North College Street, 3rd Floor, Charlotte, North Carolina, 28255-0001, by email at dg.prospectus_requests@bofa.com.

A registration statement relating to the securities became effective on December 14, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the Securities and Exchange Commission (“SEC”). Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Sam Bremner

sam@swiftmerg.com